Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-60286, 333-77219, 333-30464, 333-42964, 333-89464 and 333-104468) of Net Perceptions, Inc. of our report dated September 15, 2006, except for Note 14 for which the date is October 3, 2006, relating to our audit of the financial statements CRC Acquisition Co., LLC (d/b/a Concord Steel) as of December 31, 2005 and 2004 and for the years ended December 31, 2005, 2004 and 2003, included in this Current Report on Form 8-K/A.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP
Stamford, CT December 18, 2006